As filed with the Securities and Exchange Commission on March 22, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3355 Michelson Drive, Suite 100

Irvine, California 92612

(Address, Including Zip Code, of Principal Executive Offices)

Viviti Technologies, Ltd. 2010 Equity Plan

Viviti Technologies, Ltd. 2010 Senior Executive Officer Equity Plan

(Full Title of the Plan)

Michael C. Ray

Senior Vice President, General Counsel and Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

(949) 672-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share, issuable pursuant to assumed restricted stock units under Viviti Technologies, Ltd. 2010 Equity Plan	40,069(1)	$38.36(2)	$1,537,047(2)	$176.15
Common Stock, $0.01 par value per share, issuable pursuant to assumed stock options under Viviti Technologies, Ltd. 2010 Equity Plan	386,757(1)	$6.67(3)	$2,579,669(3)	$295.63
Common Stock, $0.01 par value per share, issuable pursuant to assumed restricted stock units under Viviti Technologies, Ltd. 2010 Senior Executive Officer Equity Plan	393,773(1)	$38.36(2)	$15,105,132(2)	$1,731.05
Common Stock, $0.01 par value per share, issuable pursuant to assumed stock options under Viviti Technologies, Ltd. 2010 Senior Executive Officer Equity Plan	3,789,098(1)	$8.656(3)	$32,798,432(3)	$3,758.70

(1)

This Registration Statement covers, in addition to the number of shares of Western Digital Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Viviti Technologies, Ltd. 2010 Equity Plan and the Viviti Technologies, Ltd. 2010 Senior Executive Officer Equity Plan (collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on March 19, 2012, as quoted on the New York Stock Exchange.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based upon the weighted average exercise price of the options outstanding under this plan.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended July 1, 2011, filed with the Commission on August 12, 2011 (Commission File No. 001-08703);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2011 and December 30, 2011 filed with the Commission on October 28, 2011 and January 27, 2012 (Commission File No. 001-08703);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on August 15, 2011, August 19, 2011, September 19, 2011, November 14, 2011, November 16, 2011, February 24, 2012 and March 9, 2012 (Commission File No. 001-08703); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-B of Western Digital Technologies, Inc. (formerly known as Western Digital Corporation prior to its adoption of a holding company organizational structure effected pursuant to Section 251(g) of the Delaware General Corporation Law on April 6, 2001), filed with the Commission on April 3, 1986 (Commission File No. 001-08703), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Michael C. Ray. Mr. Ray is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Ray owns 6,725 shares of Common Stock, 18,857 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 71,473 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Company’s bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. In addition to the indemnification provisions in the Company’s bylaws, the Company has entered into indemnity agreements with each director and executive officer of the Company. These indemnity agreements require that the Company indemnify each director and executive officer to the fullest extent permitted by the DGCL.

The indemnity agreements also require the Company to make prompt payment of expenses incurred by the director or executive officer in connection with any proceeding upon the request of the director or executive officer in advance of indemnification to the extent permitted by law.

The Company has a policy of directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances stated in the policy.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 22nd day of March, 2012.

WESTERN DIGITAL CORPORATION

By:	/s/ Michael C. Ray
Michael C. Ray
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Coyne and Michael C. Ray, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Coyne John F. Coyne	Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2012

/s/ Wolfgang U. Nickl Wolfgang U. Nickl	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 22, 2012

/s/ Joseph R. Carrillo Joseph R. Carrillo	Vice President and Corporate Controller (Principal Accounting Officer)	March 22, 2012

Signature	Title	Date

/s/ Kathleen A. Cote Kathleen A. Cote	Director	March 22, 2012

/s/ Henry T. DeNero Henry T. DeNero	Director	March 22, 2012

/s/ Michael D. Lambert Michael D. Lambert	Director	March 22, 2012

/s/ Len J. Lauer Len J. Lauer	Director	March 22, 2012

/s/ Matthew E. Massengill Matthew E. Massengill	Director	March 22, 2012

/s/ Roger H. Moore Roger H. Moore	Director	March 22, 2012

/s/ Thomas E. Pardun Thomas E. Pardun	Director	March 22, 2012

/s/ Arif Shakeel Arif Shakeel	Director	March 22, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Viviti Technologies, Ltd. 2010 Equity Plan.

4.2	Viviti Technologies, Ltd. 2010 Senior Executive Officer Equity Plan.

5	Opinion of Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).